UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549
SCHEDULE 14A (REVISED)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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CompX International Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The registrant is refiling its definitive proxy statement for its 2016 annual meeting, in order to correct certain errors in the form of proxy card attached to the original EDGAR filing.  This filing is amended and restated, and contains the complete proxy statement (including the correct form of proxy card).  No other changes have been made in this filing other than the corrections to the form of proxy card.  All proxy cards previously distributed to any of the registrant's stockholders were correct and did not contain the errors.

CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240‑2697

April 25, 2016

To Our Stockholders:

You are cordially invited to attend the 2016 annual meeting of stockholders of CompX International Inc., which will be held on Wednesday, May 25, 2016, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The matters to be acted upon at the meeting are described in the attached notice of annual meeting of stockholders and proxy statement.
Whether or not you plan to attend the meeting, please cast your vote as instructed on your proxy card or voting instruction form as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our bylaws.
Sincerely,
Steven L. Watson
Chairman of the Board
David A. Bowers
Vice Chairman of the Board and
Chief Executive Officer

CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240‑2697

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2016
To the Stockholders of CompX International Inc.:
The 2016 annual meeting of stockholders of CompX International Inc. will be held on Wednesday, May 25, 2016, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697, for the following purposes:
1.	to elect the nine director nominees named in the proxy statement to serve until the 2017 annual meeting of stockholders;
2.	to approve on an advisory basis our named executive officer compensation; and
3.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The close of business on March 31, 2016 has been set as the record date for the meeting.  Only holders of our class A or B common stock at the close of business on the record date are entitled to notice of and to vote at the meeting.  A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.
You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please cast your vote as instructed on the proxy card or voting instruction form as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.
By Order of the Board of Directors,
A. Andrew R. Louis, Secretary

Dallas, Texas
April 25, 2016

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 25, 2016.

The proxy statement and annual report to stockholders (including CompX's Annual Report on Form 10‑K for the fiscal year ended December 31, 2015) are available at www.compx.com/annualmeeting.

TABLE OF CONTENTS
Page
TABLE OF CONTENTS
GLOSSARY OF TERMS
GENERAL INFORMATION
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
CONTROLLING STOCKHOLDER
SECURITY OWNERSHIP
Ownership of CompX
Ownership of Related Companies
PROPOSAL 1: ELECTION OF DIRECTORS
Nominees for Director
EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
Controlled Company Status, Director Independence and Committees
2015 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Risk Oversight
Identifying and Evaluating Director Nominees
Leadership Structure of the Board of Directors and Independent Director Meetings
Stockholder Proposals and Director Nominations for the 2017 Annual Meeting of Stockholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION
Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2015 Grants of Plan-Based Awards
No Outstanding Equity Awards at December 31, 2015
No Option Exercises or Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
Compensation Policies and Practices as They Relate to Risk Management
Compensation Consultants
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND TRANSACTIONS
Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Risk Management Program
Tax Matters
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS
Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures
PROPOSAL 2: NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION
Background
Say-on-Pay Proposal
Effect of the Proposal
Vote Required
OTHER MATTERS
2015 ANNUAL REPORT ON FORM 10-K
STOCKHOLDERS SHARING THE SAME ADDRESS
REQUEST COPIES OF THE 2015 ANNUAL REPORT AND THIS PROXY STATEMENT

-i-

GLOSSARY OF TERMS
"401(k) Plan" means The Employee 401(k) Retirement Plan, a defined contribution plan.
"brokerage firm or other nominee" means a brokerage firm or other nominee such as a banking institution, custodian, trustee or fiduciary (other than our transfer agent, Computershare) through which a stockholder holds its shares of our common stock.
"broker/nominee non-vote" means a non-vote by a brokerage firm or other nominee for shares held for a client's account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client.
"Computershare" means Computershare Trust Company, N.A., our stock transfer agent and registrar.
"CompX," "us," "we" or "our" means CompX International Inc.
"Contran" means Contran Corporation, the parent corporation of our consolidated tax group.
"Dixie Rice" means Dixie Rice Agricultural L.L.C., one of our parent companies.
"EWI" means EWI RE, Inc., a reinsurance brokerage and risk management corporation wholly owned by NL.
"Family Trust" means the Harold C. Simmons Family Trust No. 2 of which Serena Simmons Connelly and Lisa K. Simmons are co-trustees.
"independent directors" means the following directors:  Thomas E. Barry, Norman S. Edelcup, Elisabeth C. Fisher, Edward J. Hardin, Ann Manix, Cecil H. Moore, Jr., George E. Poston, and Mary A. Tidlund, as applicable.
"ISA" means an intercorporate services agreement between Contran and a related company pursuant to which employees of Contran provide certain services, including executive officer services, to such related company on an annual fixed fee basis.
"Kronos Worldwide" means Kronos Worldwide, Inc., one of our publicly held sister corporations that is an international manufacturer of titanium dioxide products.
"named executive officer" means any person named in the 2015 Summary Compensation Table in this proxy statement.
"NL" means NL Industries, Inc., one of our publicly held parent corporations that is a diversified holding company (i) of which we are a subsidiary and (ii) that holds a significant investment in Kronos Worldwide.
"nonemployee directors" means the following directors:  Thomas E. Barry, Norman S. Edelcup, Loretta J. Feehan, Elisabeth C. Fisher, Edward J. Hardin, Ann Manix, Cecil H. Moore, Jr., Bobby D. O'Brien, George E. Poston, Mary A. Tidlund and Steven L. Watson, as applicable.
"NYSE" means the New York Stock Exchange.
"NYSE MKT" means the NYSE MKT, the stock exchange on which our shares of class A common stock trade.
"PCAOB" means the Public Company Accounting Oversight Board, a private sector, non-profit corporation that oversees auditors of U.S. public companies.
"PwC" means PricewaterhouseCoopers LLP, our independent registered public accounting firm.
"record date" means the close of business on March 31, 2016, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2016 annual meeting of our stockholders.
"RPT Policy" means the CompX International Inc. Policy Regarding Related Party Transactions dated June 3, 2015.
"Say-on-Pay" means the second proposal in this proxy statement for a nonbinding advisory vote for the consideration of our stockholders to approve the compensation of our named executive officers as such proposal is described and as such compensation is disclosed in this proxy statement.
"SEC" means the U.S. Securities and Exchange Commission.
"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.
"stockholder of record" means a stockholder of our class A or B common stock who holds shares in its name in certificate form or electronically with our transfer agent, Computershare.
"Tall Pines" means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.
"TIMET" means Titanium Metals Corporation, a former publicly held sister corporation of which Precision Castparts Corp. (NYSE:  PCP) purchased control on December 20, 2012 in a tender offer and subsequently on January 7, 2013 became a wholly owned subsidiary of  Precision Castparts Corp.
"Valhi" means Valhi, Inc., one of our publicly held parent corporations that is a diversified holding company of which NL and Kronos Worldwide are subsidiaries.
"VHC" means Valhi Holding Company, one of our parent corporations.

-ii-

CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240‑2697

PROXY STATEMENT

GENERAL INFORMATION
We are providing this proxy statement in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2016 annual meeting of stockholders to be held on Wednesday, May 25, 2016 and at any adjournment or postponement of the meeting.  We initiated the mailing of our 2016 annual meeting materials on or about April 25, 2016 to the holders of our class A or B common stock as of the close of business on March 31, 2016.  Our mailed materials include:
•	the accompanying notice of the 2016 annual meeting of stockholders;
•	this proxy statement;
•	our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and
•
the proxy card (or voting instruction form if you hold your shares through a brokerage firm or other nominee and not in your name in certificate form or electronically with our transfer agent, Computershare).

We are furnishing our 2015 annual report to all of our stockholders entitled to vote at the 2016 annual meeting.  We are not incorporating the 2015 annual report into this proxy statement and you should not consider the annual report as proxy solicitation material.  The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting.  Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.
Please refer to the Glossary of Terms on page ii for the definitions of certain terms used in this proxy statement.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:	What is the purpose of the annual meeting?
A:	At the annual meeting, stockholders will vote on the following, as described in this proxy statement:
•	Proposal 1 – the election of the nine director nominees named in this proxy statement; and
•	Proposal 2 – the adoption of a nonbinding advisory resolution that approves the named executive officer compensation described in this proxy statement (Say-on-Pay).
In addition, stockholders will vote on any other matter that may properly come before the meeting.
Q:	How does the board recommend that I vote?
A:	The board of directors recommends that you vote FOR:
•	the election of each of the nominees for director named in this proxy statement; and
•	the approval and adoption of proposal 2 (Say-on-Pay).
Q:	Who is allowed to vote at the annual meeting?

A:	The board of directors has set the close of business on March 31, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Only holders of our class A or B common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 2,411,107 shares of our class A common stock and 10,000,000 shares of our class B common stock were issued and outstanding. Each share of our class A common stock entitles its holder to one vote. Each share of our class B common stock entitles its holder to ten votes with respect to the election of directors and one vote on all other matters.
Q:	If I hold my shares through a brokerage firm or other nominee, how may I vote in person at the annual meeting?
A:	If you wish to vote in person at the annual meeting, you will need to follow the instructions on your voting instruction form on how to obtain the appropriate documents to vote in person at the meeting.
Q:	How do I vote if I am a stockholder of record?
A:	If you hold shares of our class A or B common stock in your name in certificate form or electronically with our transfer agent, Computershare, and not through a brokerage firm or other nominee, you are a stockholder of record. As a stockholder of record, you may:
•	vote over the internet at www.investorvote.com/CIX;
•	vote by telephone using the voting procedures set forth on your proxy card;
•	instruct the agents named on your proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided; or
•	vote in person at the annual meeting.
Q:	What are the consequences if I am a stockholder of record and I execute my proxy card but do not indicate how I would like my shares voted for one or more of the director nominees named in this proxy statement or proposal 2 (Say-on-Pay)?
A:	If you are a stockholder of record (shares held in the stockholder's name in certificate form or electronically with Computershare, our transfer agent, and not through a brokerage firm or other nominee), the agents named on your proxy card will vote your shares on such uninstructed nominee or proposal as recommended by the board of directors in this proxy statement.
Q:	If I do not want to vote my shares in person at the annual meeting, how do I vote if my shares are held through a brokerage firm or other nominee?
A:	If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to vote your shares. In order to ensure your brokerage firm or other nominee votes your shares in the manner you would like, you must provide voting instructions to your brokerage firm or other nominee by the deadline provided in the materials you received from your brokerage firm or other nominee.
Brokerage firms or other nominees may not vote your shares on the election of a director nominee or proposal 2 (Say-on-Pay) in the absence of your specific instructions as to how to vote.  We encourage you to provide instructions to your brokerage firm or other nominee regarding the voting of your shares.  If you do not instruct your brokerage firm or other nominee how to vote with respect to the election of a director nominee or proposal 2 (Say-on-Pay), your brokerage firm or other nominee may not vote with respect to the election of such director nominee or on proposal 2 (Say-on-Pay) and your vote will be counted as a "broker/nominee non-vote."  "Broker/nominee non-votes" are non-votes by a brokerage firm or other nominee for shares held in a client's account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client.  How we treat broker/nominee non-votes is separately described in each of the answers below regarding what constitutes a quorum and the requisite votes necessary to elect a director nominee or approve proposal 2 (Say-on-Pay).
Q:	Who will count the votes?
A:	The board of directors has appointed Computershare, our transfer agent and registrar, to ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:	Is my vote confidential?
A:	Yes. All proxy cards, ballots or voting instructions delivered to Computershare will be kept confidential in accordance with our bylaws.
Q:	How do I change or revoke my proxy instructions if I am a stockholder of record?
A:	If you are a stockholder of record, you may change or revoke your proxy instructions in any of the following ways:
•	delivering to Computershare a written revocation;
•	submitting another proxy card bearing a later date;
•	changing your vote on www.investorvote.com/CIX;
•	using the telephone voting procedures set forth on your proxy card; or
•	voting in person at the annual meeting.
Q:	How do I change or revoke my voting instructions if my shares are held through a brokerage firm or other nominee?
A:	If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to change or revoke your voting instructions or how to vote in person at the annual meeting.

Q:	What constitutes a quorum?
A:	A quorum is the presence, in person or by proxy, of the holders of a majority of the votes from holders of the outstanding shares of our class A and B common stock, counted as a single class, entitled to vote at the meeting.
Shares that are voted "abstain" or "withheld" are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.
As already discussed in the previous answer regarding how to vote shares held through a brokerage firm or other nominee, there are no proposals for the 2016 annual meeting that would allow a brokerage firm or nominee to vote uninstructed shares.  If a brokerage firm or other nominee receives no instruction for the election of any director nominee and proposal 2 (Say-on-Pay), such uninstructed shares will be counted as not entitled to vote and are, therefore, not considered for purposes of determining whether a quorum is present at the annual meeting.  If a brokerage firm or other nominee receives instructions on the election of any director nominee or proposal 2 (Say-on-Pay), such instructed shares will be counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.
NL directly held approximately 86.7% of the outstanding shares of our combined class A and B common stock as of the record date. NL has indicated its intention to have its shares of our common stock represented at the meeting.  If NL attends the meeting in person or by proxy, the meeting will have a quorum present.
Q:	Assuming a quorum is present, what vote is required to elect a director nominee?
A:	A plurality of affirmative votes of the holders of our outstanding class A and B shares of common stock, voting together as a single class, represented and entitled to vote at the meeting is necessary to elect each director nominee. You may indicate on your proxy card or in your voting instructions that you desire to withhold authority to vote for any of the director nominees. Since director nominees need only receive a plurality of affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such director nominee.

NL has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement.  If NL attends the meeting in person or by proxy and votes as indicated, the stockholders will elect all of the nominees named in this proxy statement to the board of directors.
Q:	Assuming a quorum is present, what vote is required to adopt and approve proposal 2 (Say-on-Pay)?
A:	The stockholder resolution contained in this proposal provides that the nonbinding affirmative vote of the holders of the majority of the class A and B shares of common stock, voting together as a single class, present in person or represented by proxy at the 2016 annual meeting and entitled to vote on the subject matter will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker/nominee non-votes will not be counted as entitled to vote and will have no effect on this proposal.
NL has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR this nonbinding advisory proposal.  If NL attends the meeting in person or by proxy and votes as indicated, the stockholders will, by a nonbinding advisory vote, approve this proposal.
Q:	Assuming a quorum is present, what vote is required to approve any other matter to come before the meeting?
A:	Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative vote of the holders of the majority of the class A and B shares of common stock, voting together as a single class, present in person or represented by proxy at the 2016 annual meeting and entitled to vote on the subject matter. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

Q:	If I am a stockholder of record, how will the agents named on my proxy card vote on any other matter to come before the meeting?
A:	If you are a stockholder of record and to the extent allowed by applicable law, the agents named on your proxy card will vote in their discretion on any other matter that may properly come before the meeting.
Q:	Who will pay for the cost of soliciting the proxies?
A:	We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation. Upon request, we will reimburse brokerage firms or other nominees for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our class A or B common stock that hold such stock in accounts with such entities.

CONTROLLING STOCKHOLDER
NL directly held approximately 86.7% of the outstanding shares of our combined class A and B common stock as of the record date, which represents approximately 98.4% of the combined voting power of our class A and B common stock for the election of directors and 86.7% of the combined voting power of our class A and B common stock for other matters.  NL has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement and FOR proposal 2 (Say-on-Pay).  If NL attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all of the nominees named in this proxy statement to the board of directors and approve proposal 2 (Say-on-Pay).
SECURITY OWNERSHIP
Ownership of CompX.  The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our class A and B common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our class A or B common stock, each of our directors, each named executive officer and all of our current directors and executive officers as a group.  See footnote 3 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our class A or B common stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.
	CompX Class A Common Stock			CompX Class B Common Stock			CompX Class A and B Common Stock Combined
Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)	Percent of Class (2)

5% Stockholders:

Harold C. Simmons Family Trust No. 2; Lisa K. Simmons and Serena Simmons Connelly as co-trustees	764,004	(3)(4)	31.7%	10,000,000	(3)(4)	100%	86.7%

Serena Simmons Connelly	2,000	(3)(4)	*	-0-		-0-	*

Sessa Capital (Master), L.P.	431,732	(5)	17.9%	-0-		-0-	3.5%
Royce & Associates, LLC	318,600	(6)	13.2%	-0-		-0-	2.6%
Dimensional Fund Advisors LP	182,876	(7)	7.6%	-0-		-0-	1.5%
Renaissance Technologies LLC	130,300	(8)	5.4%	-0-		-0-	1.0%

Current Directors and Named Executive Officers (9):

Thomas E. Barry	-0-	(9)	-0-	-0-		-0-	-0-
David A. Bowers	10,000	(9)	*	-0-		-0-	*
Norman S. Edelcup	13,000	(9)	*	-0-		-0-	*
Loretta J. Feehan	2,000	(9)	*	-0-		-0-	*
Elisabeth C. Fisher	-0-	(9)	-0-	-0-		-0-	-0-
Edward J. Hardin	20,000	(9)	*	-0-		-0-	*
Ann Manix	1,175	(9)	*	-0-		-0-	*
Cecil H. Moore, Jr.	-0-	(9)	-0-	-0-		-0-	-0-
Bobby D. O'Brien	2,300	(9)	*	-0-		-0-	*
George E. Poston	3,000	(9)	*	-0-		-0-	*
Mary A. Tidlund	-0-	(9)	-0-	-0-		-0-	-0-
Steven L. Watson	17,000	(9)	*	-0-		-0-	*

James W. Brown	-0-	(9)	-0-	-0-		-0-	-0-
Scott C. James	-0-	(9)	-0-	-0-		-0-	-0-

Current directors and executive officers as a group (20 persons	68,675	(9)	2.8%	-0-		-0-	*

* Less than 1%.

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose.  Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.  Other than the investment funds, the business address for each listed person or entity is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(2)
The percentages set forth above and in the following footnotes are based on 2,411,107 shares of our class A common stock and 10,000,000 shares of our class B common stock outstanding as of the record date.  As already discussed, each share of our class A common stock entitles its holder to one vote and each share of our class B common stock entitles its holder to ten votes with respect to the election of directors and one vote on all other matters.  In certain instances, shares of our class B common stock are automatically convertible into shares of our class A common stock.

(3)	The following is a description of certain related entities or persons that may be deemed to beneficially own outstanding shares of our common stock.
All of Contran's outstanding voting stock is held by the Family Trust or is held directly by Lisa K. Simmons and Serena Simmons Connelly or entities related to them.  As co-trustees of the Family Trust, each of Ms. Simmons and Ms. Connelly has the shared power to vote and direct the disposition of the shares of Contran stock held by the Family Trust, and Ms. Simmons and Ms. Connelly each has the power to vote and direct the disposition of the shares held directly by them and the entities related to them.  Ms. Simmons and Ms. Connelly are sisters and also serve as the co-chairs of the board of directors of Contran.
Contran is the sole owner of Valhi's outstanding shares of non-voting preferred stock.  Contran is also the holder of the sole membership interest of Dixie Rice and may be deemed to control Dixie Rice.  Dixie Rice is the direct holder of all of the outstanding common stock of VHC and may be deemed to control VHC.
Ms. Simmons and Ms. Connelly directly hold, or are related to the following person or entities that directly hold, the following percentages of the outstanding shares of NL common stock:

Valhi	82.9%
Kronos Worldwide	Less than 1%
Serena Simmons Connelly	Less than 1%

Ms. Simmons and Ms. Connelly are related to the following entities that directly hold the following percentages of the outstanding shares of Kronos worldwide common stock:

Valhi	50.0%
NL	30.4%
Contran	Less than 1%

Ms. Simmons and Ms. Connelly directly hold, or are related to the following person or entity that directly holds, the following percentages of the outstanding shares of Valhi common stock (a):
VHC	92.6%
Serena Simmons Connelly	Less than 1%

(a)
NL (including a wholly owned subsidiary of NL) and Kronos Worldwide own 14,372,970 shares and 1,724,916 shares, respectively, of Valhi common stock.  Since NL and Kronos Worldwide are majority owned subsidiaries of Valhi and pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and Kronos Worldwide own as treasury stock for voting purposes.  Pursuant to Section 13(d)(4) of the Securities Exchange Act, such shares are not deemed outstanding for the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement.

By virtue of the stock ownership in each of VHC, Dixie Rice and Contran, the role of Ms. Simmons and Ms. Connelly as co-trustees of the Family Trust, Ms. Simmons and Ms. Connelly being beneficiaries of the Family Trust, the direct holdings of Contran voting stock by each of Ms. Simmons and Ms. Connelly and entities related to them, and the positions as co-chairs of the Contran board by each of Ms. Simmons and Ms. Connelly, in each case as described above:
•	Ms. Simmons and Ms. Connelly may be deemed to control the Family Trust;
•	Ms. Simmons and Ms. Connelly may be deemed to control each of Contran, Dixie Rice, VHC, Valhi, NL, Kronos Worldwide and us; and
•
Ms. Simmons and Ms. Connelly, Contran, Dixie Rice, VHC, Valhi, NL, Kronos Worldwide and we may be deemed to possess indirect beneficial ownership of shares of common stock directly held by such entities, including any shares of our common stock.

Except for the 2,000 shares of our class A common stock she holds directly, Ms. Connelly disclaims beneficial ownership of all shares of our Class A and B common stock except to the extent of her pecuniary interest in such shares, if any.  Ms. Simmons disclaims beneficial ownership of all shares of our Class A and B common stock, except to the extent of her pecuniary interest in such shares, if any.
(4)
The shares attributable to the Family Trust and their co-trustees consist of shares held directly by the following entities.  For more information concerning the relationships among these persons or entities, please see footnote 3 above.

	CompX Class A Common Stock		CompX Class B Common Stock		CompX Class A and B Common Stock Combined
Beneficial Owner	Shares	Percent of Class	Shares	Percent of Class	Percent of Class

NL	755,104	31.3%	10,000,000	100.0%	86.7%
Contran	5,900	*	-0-	-0-	*
Kronos Worldwide.	3,000	*	-0-	-0-	*
	764,004	31.7%	10,000,000	100.0%	86.7%

* Less than 1%
(5)
Based on a Schedule 13G executed on August 29, 2014, that Sessa Capital (Master), L.P., Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC and John Petry filed with the SEC.  Sessa Capital GP, LLC is the general partner of Sessa Capital (Master), L.P.  Sessa Capital IM, L.P. is the investment manager of the Sessa Capital (Master), L.P.  Sessa Capital IM GP, LLC is the general partner of Sessa Capital IM, L.P.  Mr. Petry is the manager of Sessa Capital GP, LLC and Sessa Capital IM GP, LLC.  Mr. Petry and these entities may each be deemed to own these 431,732 shares and each has sole power to vote or direct the vote of these shares and to dispose or direct the disposition of these shares.  The address for Mr. Petry and these entities is 444 Madison Ave. 3rd Floor, New York, New York  10022.

(6)
Based on Amendment No. 14 to Schedule 13G executed on January 12, 2016 that Royce & Associates, LLC filed with the SEC.  Royce & Associates, LLC is an investment adviser that manages various accounts.  One of these accounts, the Royce Value Trust, Inc., holds 211,100 of these shares.  The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York   10151.

(7)
Based on Amendment No. 6 to Schedule 13G executed on February 9, 2016 that Dimensional Fund Advisors LP filed with the SEC.  Dimensional Fund Advisors LP is an investment adviser that furnishes investment advice to four investment companies and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts.  In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain of these funds.   Dimensional Fund Advisors LP has sole voting power over 182,488 of these shares and sole dispositive power over all of these shares.  Dimensional Fund Advisors LP disclaims beneficial ownership of all of these shares.  Its address is Building One, 6300 Bee Cave Road, Austin, Texas  78746.

(8)
Based on Amendment No. 7 to Schedule 13G executed on February 11, 2016 that Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation filed with the SEC.  Both Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation are investment advisers that beneficially own all of these shares.  Renaissance Technologies Holdings Corporation is a majority owner of Renaissance Technologies LLC.  Their address is 800 Third Avenue, New York, New York  10022.

(9)	Each of our directors or executive officers disclaims beneficial ownership of any shares of our common stock, except to the extent he or she has a pecuniary interest in such shares, if any.
We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

Ownership of Related Companies.  Some of our directors and executive officers own equity securities of several companies related to us.
Ownership of NL and Valhi.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of NL and Valhi common stock held by each of our directors, each named executive officer and all of our current directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.
	NL Common Stock			Valhi Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(3)

Thomas E. Barry	-0-	(4)	-0-	51,500	(4)	*
David A. Bowers	-0-	(4)	-0-	-0-	(4)	-0-
Norman S. Edelcup	-0-	(4)	-0-	112,000	(4)	*
Loretta J. Feehan	3,000	(4)	*	3,000	(4)	*
Elisabeth C. Fisher	-0-	(4)	-0-	-0-	(4)	-0-
Edward J. Hardin	-0-	(4)	-0-	4,000	(4)	*
Ann Manix	2,000	(4)	*	-0-	(4)	-0-
Cecil H. Moore, Jr.	12,500	(4)	*	-0-	(4)	-0-
Bobby D. O'Brien	-0-	(4)	-0-	3,000	(4)	*
George E. Poston	-0-	(4)	-0-	-0-	(4)	-0-
Mary A. Tidlund	-0-	(4)	-0-	-0-	(4)	-0-
Steven L. Watson	20,500	(4)	*	91,238	(4)	*

James W. Brown	-0-	(4)	-0-	-0-	(4)	-0-
Scott C. James	-0-	(4)	-0-	-0-	(4)	-0-

Current directors and executive officers as a group (20 persons)	38,000	(4)	*	268,236	(4)	*

* Less than 1%.
(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose.  Except as otherwise noted, the individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 48,691,884 shares of NL common stock outstanding as of the record date.
(3)
The percentages are based on 339,142,949 shares of Valhi common stock outstanding as of the record date.  NL (including a wholly owned subsidiary of NL) and Kronos Worldwide own 14,372,970 shares and 1,724,916 shares, respectively, of Valhi common stock.  Since NL and Kronos Worldwide are majority owned subsidiaries of Valhi and pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and Kronos Worldwide own as treasury stock for voting purposes.  Pursuant to Section 13(d)(4) of the Securities Exchange Act, such shares are not deemed outstanding for the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement.

(4)	Each of our directors or executive officers disclaims beneficial ownership of any shares of NL or Valhi common stock, except to the extent he or she has a pecuniary interest in such shares, if any.

PROPOSAL 1
ELECTION OF DIRECTORS
Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders.  Our board of directors has currently set the number of directors at twelve.  The board of directors recommends the nine director nominees named in this proxy statement for election at our 2016 annual stockholder meeting.  If all the nominees are elected, the number of directors will be set at nine effective at the adjournment of the meeting.  The directors elected at the meeting will hold office until our 2017 annual stockholder meeting and until their successors are duly elected and qualified or their earlier removal or resignation.
All of the director nominees are currently members of our board of directors whose terms will expire at the 2016 annual meeting.  Mr. Norman S. Edelcup, Mr. Edward J. Hardin and Mr. George E. Poston are each not standing for reelection as a director. All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the meeting, your shares will be voted FOR an alternate nominee to be selected by the board of directors, unless you withhold authority to vote for such unavailable nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.
Nominees for Director.  All of our nominees have extensive senior management and policy-making or significant accounting experience.  We believe all of our nominees are knowledgeable about our business.  Each of our independent directors is financially literate.  The board of directors considered each nominee's specific business experiences described in the biographical information provided below in determining whether to nominate him or her for election as a director.
Thomas E. Barry, age 72, has served on our board of directors since March 2016. Dr. Barry has held the position of professor of marketing in the Edwin L. Cox School of Business at Southern Methodist University since 1970.  He also served the university as vice president for executive affairs from 1995 to 2015.  Since prior to 2011, he has served as a director of Valhi and a member of its audit and management development and compensation committees (including serving as chairman of Valhi's audit committee since March 2016).  He is a member of our audit committee.
Dr. Barry has over 15 years of experience on Valhi's board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a large, non-profit, private educational institution for which he currently serves and from a former publicly held corporation affiliated with us, which was publicly held at the time he served as one of its directors.
David A. Bowers, age 78, has served as our vice chairman of the board since 2001, and as our chief executive officer since 2002.  He has served on our board of directors since 1993.  He also served as our president from 2002 to 2014.  Mr. Bowers has been employed by us or our predecessors since 1960 in various sales, marketing and executive positions, having been named president of our security products and related businesses in 1979.  Mr. Bowers is trustee emeritus and former chairman of the board of Monmouth College, Monmouth, Illinois.
Mr. Bowers has over 55 years of experience serving CompX, in which he developed general management, senior executive, corporate governance, finance and financial accounting oversight experience.
Loretta J. Feehan, age 60, has served as a director of us, Kronos Worldwide, NL and Valhi since 2014.  She is a certified public accountant who consults on financial and tax matters.  She served as a tax partner with Deloitte and Touche LLP in the Denver office until 1992 primarily serving corporate clients.  She now has her own consulting practice serving a variety of businesses and individual clients.  Ms. Feehan also teaches continuing education courses to tax practitioners around the country.  Ms. Feehan has been a financial advisor to Serena Simmons Connelly and Lisa K. Simmons since prior to 2011.

Ms. Feehan has two years of experience as a director of us, Kronos Worldwide, NL and Valhi.  She also has over 38 years of financial and tax accounting and auditing experience, certain years of which were as a partner of one the largest international accounting firms.
Elisabeth C. Fisher, age 59, has served on our board of directors since March 2016.  Ms. Fisher is currently a private investor and retired from Deloitte & Touche LLP in 2013 after eleven years as a partner in their Houston office in which she served in various capacities with the public accounting firm.  Among other positions, she served as partner in charge of their Mid-America region real estate practice, served on their real estate services executive committee and was a technical resource to numerous national clients with respect to environmental accounting and auditing issues.  Prior to joining Deloitte & Touche, Ms. Fisher spent 22 years with Arthur Andersen LLP, including 9 years as a partner.  Ms. Fisher's clients included companies in the real estate, construction, hospitality and leisure, manufacturing and waste management industries, and she has extensive experience with public company regulatory requirements.  Ms. Fisher has served as a director and on the audit committee of Valhi since March 2016.  She is a member of our audit committee.
Ms. Fisher has over 33 years of financial and auditing experience, certain years of which were as a partner of one the largest international accounting firms.
Ann Manix, age 63, has served on our board of directors since 1998.  Since 2014, Ms. Manix has served as a director of Blue Canyon Partners, a global management consulting firm.  She served on the global market intelligence, consulting and financial advisory team for Ducker Worldwide, LLC, a privately held industrial research firm, from 2011 to 2014, and as a managing partner for the firm from 1994 until 2006.  Additionally, she has served as a principal of Summus, Ltd., a strategic consulting firm, since 2008.  She is chairwoman of our management development and compensation committee and a member of our audit committee.
Ms. Manix has over 17 years of experience on our board of directors and audit committee and 15 years of experience on our management development and compensation committee.  She has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities for which she formerly served.
Cecil H. Moore, Jr., age 76, has served on our board of directors since March 2016.  Mr. Moore is currently a private investor and retired from KPMG LLP in 2000 after 37 years in which he served in various capacities with the public accounting firm.  Among other positions, he served as managing partner of the firm's Dallas, Texas office from 1990 to 1999.  Prior to 1990, Mr. Moore was partner-in-charge of the audit and accounting practice of the firm's Dallas, Texas office for 12 years.  Since 2014, Mr. Moore has served as a director and chairman of the audit committee of Sizmek Inc., a publicly held on-line advertising business that was spun-off in 2014 by Digital Generation, Inc.  From 2011 to 2014, he served as a director and chairman of the audit committee of Digital Generation, Inc., a former publicly held provider of digital technology services to media outlets.  From 2003 until 2009, Mr. Moore served as a director and chairman of the audit committee of Perot Systems Corporation, a worldwide provider of information technology services and business solutions.  Perot Systems became privately held upon its acquisition by Dell, Inc. in 2009.  Since prior to 2011, he has served as a director and on the audit committee of NL, and as a director and chairman of the audit committee of Kronos Worldwide.  He is the chairman of our audit committee.
Mr. Moore has over twelve years of experience on the boards of directors and audit committees of Kronos Worldwide and NL.  He also has senior executive, operating, corporate governance, finance, financial accounting and auditing experience from one of the largest independent international public accounting firms and from other publicly held entities for which he currently serves or formerly served.
Bobby D. O'Brien, age 58, has served on our board of directors and as our executive vice president since 2013.  He currently serves as vice chairman of the board, president and chief executive officer of Kronos Worldwide, executive vice president of NL and president and chief financial officer of Valhi and Contran.  From 2009 to 2012, Mr. O'Brien served as chief executive officer of TIMET and its president from prior to 2011 to 2012.  Additionally, he has served as a director of Kronos Worldwide and Valhi since 2014 and a director of Contran since November 2015.  Mr. O'Brien has served in financial and accounting positions (including officer positions) with various companies related to us and Contran since 1988.

Mr. O'Brien has extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience with us and from other publicly and privately held entities related to us for which he currently serves or formerly served.
Mary A. Tidlund, age 59, has served on our board of directors since March 2016.  Ms. Tidlund has served as the president of The Mary A. Tidlund Charitable Foundation, a charitable organization that designs and funds sustainable development projects around the world, since she founded it in 1998.  From 1989 to 1995, she served as president and chief executive officer of Williston Wildcatters Oil Corporation, a former publicly traded oil exploration and service company.  Ms. Tidlund has served as a director and on the audit committee of Valhi since March 2016, and also served as a director of Valhi from May 2014 to May 2015.  She is a member of our audit committee.
Ms. Tidlund has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a publicly traded oil exploration and service company for which she formerly served.
Steven L. Watson, age 65, has served as our chairman of the board since 2013 and on our board of directors since 2000.  He currently serves as chairman of the board of Kronos Worldwide and NL, chairman of the board and chief executive officer of Valhi and vice chair of the board and chief executive officer of Contran.  Mr. Watson has served as a director of Kronos Worldwide, NL, Valhi and Contran since prior to 2011.  Mr. Watson has served as an executive officer or director of various companies related to Contran and Valhi since 1980.
Mr. Watson has extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities affiliated with us for which he currently serves or formerly served.
EXECUTIVE OFFICERS
Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to Steven L. Watson, David A. Bowers and Bobby D. O'Brien is set forth under the Nominees for Director subsection above.
Name	Age	Position(s)
Steven L. Watson	65	Chairman of the Board
David A. Bowers	78	Vice Chairman of the Board and Chief Executive Officer
Scott C. James	50	President and Chief Operating Officer
Kelly D. Luttmer	52	Executive Vice President and Global Tax Director
Bobby D. O'Brien	58	Executive Vice President
Gregory M. Swalwell	59	Executive Vice President
James W. Brown	59	Vice President, Chief Financial Officer and Controller
Steven S. Eaton	57	Vice President and Director of Internal Control over Financial Reporting
A. Andrew R. Louis	55	Vice President and Secretary
Andrew B. Nace	51	Vice President
John A. St. Wrba	59	Vice President and Treasurer

Scott C. James has served as our president and chief operating officer since August 2014 and as our vice president from 2002 to 2014.  He has served as president of both of our divisions, CompX Security Products and CompX Marine, from 2002 and 2005, respectively.  Since 1992, Mr. James has served in various sales, marketing and executive positions (including officer positions) with our security products operations.
Kelly D. Luttmer has served as our executive vice president and global tax director since 2015, as our vice president and global tax director from 2012 to 2015 and as our vice president and tax director from 2004 to 2012.  She currently serves as executive vice president and global tax director of Kronos Worldwide and NL and as executive vice president and chief tax officer of Valhi and Contran.  Ms. Luttmer has served in tax accounting positions (including officer positions) with various companies related to us and Contran since 1989.

Gregory M. Swalwell has served as our executive vice president since 2013.  He currently serves as executive vice president and chief financial officer of Kronos Worldwide and NL, and as executive vice president, controller and chief accounting officer of Valhi and Contran.  Mr. Swalwell has served in accounting and financial positions (including officer positions) with various companies related to us and Contran since 1988.
James W. Brown has served as our vice president, chief financial officer and controller since 2014.  He currently serves as vice president business planning and strategic initiatives of Valhi.  Mr. Brown has served in accounting and financial positions (including officer positions) with various companies related to us and Contran since 2003.
Steven S. Eaton has served as our vice president and director of internal control over financial reporting since May 2015.  He currently serves as vice president and director of internal control over financial reporting for Kronos Worldwide, NL and Valhi.  Mr. Eaton has served in internal audit positions (including officer positions) with various companies related to us and Contran since 2006.
A. Andrew R. Louis has served as our vice president since 2011 and as our secretary since 1998.  He currently serves as vice president and secretary of Kronos Worldwide, NL and Valhi and as secretary of Contran.  He has served as legal counsel (including officer positions) of various companies related to us and Contran since 1995.
Andrew B. Nace has served as our vice president since 2013.  He currently serves as vice president of Kronos Worldwide and NL and senior vice president and general counsel of Valhi and Contran.  Mr. Nace has served as legal counsel (including officer positions) to companies related to us and Contran since 2003.
John A. St. Wrba has served as our vice president and treasurer since 2011.  He currently serves as vice president and treasurer of Contran, Valhi, Kronos Worldwide and NL.  Mr. St. Wrba has served in treasurer positions (including officer positions) in various companies related to us and Contran since 2003.

CORPORATE GOVERNANCE
Controlled Company Status, Director Independence and Committees.  Because of NL's ownership of 86.7% of the outstanding shares of our combined class A and B common stock, which represents 98.4% of the voting power for the election of directors and 86.7% of the voting power for other matters, we are considered a controlled company under the corporate governance standards of the NYSE MKT.  Pursuant to the corporate governance standards, a controlled company may choose not to have a majority of independent directors, independent compensation or nominations committees or charters for these committees.  We have decided not to have an independent nominations or corporate governance committee or charters for these committees.  Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would otherwise be considered by a nominations or risk oversight committee to be considered and acted upon by the full board of directors.  Applying the NYSE MKT director independence standards without any additional categorical standards, the board of directors has determined that Thomas E. Barry, Norman S. Edelcup, Elisabeth C. Fisher, Edward J. Hardin, Ann Manix, Cecil H. Moore, Jr., George E. Poston and Mary A. Tidlund are independent and have no material relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE MKT, we have chosen not to satisfy all of the NYSE MKT corporate governance standards for a compensation committee and not to have a charter for our management development and compensation committee.
2015 Meetings and Standing Committees of the Board of Directors.  The board of directors held five meetings in 2015.  Each of our directors then in office attended all of such meetings and of the 2015 meetings of the committees on which he or she served at the time.  It is expected that each director nominee will attend our annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors.  All of our directors who were elected at our 2015 annual stockholder meeting attended such meeting.
The board of directors has established and delegated authority to two standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting.  The board of directors from time to time may establish other committees to assist it in the discharge of its responsibilities.
Audit Committee.  Our audit committee assists with the board of directors' oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in its charter.  Applying the requirements of the NYSE MKT corporate governance standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has previously determined that:
•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and
•	each of Mr. Norman S. Edelcup, Ms. Elisabeth C. Fisher and Mr. Cecil H. Moore, Jr. is an "audit committee financial expert."
No member of our audit committee serves on more than three public company audit committees except for Cecil H. Moore, Jr., who serves on four public company audit committees.  The board of directors has determined that such simultaneous service by Mr. Moore does not impair his ability to effectively serve on our audit committee.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Cecil H. Moore, Jr. (chairman), Thomas E. Barry, Elisabeth C. Fisher, Ann Manix, and Mary A. Tidlund.   Each of Messrs. Edelcup, Hardin and Poston, who are not standing for reelection as a director, was previously a member of our audit committee until March 2016.  Our audit committee held seven meetings in 2015.
Management Development and Compensation Committee.  The principal responsibilities of our management development and compensation committee are:
•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to our ISA with Contran;

•	to review, approve and administer certain matters regarding our employee benefit plans or programs, including annual incentive compensation awards;
•	to review, approve, administer and grant awards under our equity compensation plan; and
•	to review and administer such other compensation matters as the board of directors may direct from time to time.
As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE MKT director independence standards (without additional categorical standards).  The management development and compensation committee may delegate to its members or our officers any or all of its authority as it may choose subject to certain limitations of Delaware law on what duties directors may delegate.  The committee has not exercised this right of delegation.  With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director cash compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are Ann Manix (chairwoman), Norman S. Edelcup and George E. Poston.  Our management development and compensation committee held one meeting in 2015. Each of Messrs. Edelcup and Poston are not standing for reelection as a director.  It is our expectation that following the meeting, one or more of our independent directors will be appointed to serve on our management development and compensation committee with Ms. Manix.
Risk Oversight.  Our board of directors oversees the actions we take in managing our material risks.  Our management is responsible for our day-to-day management of risk.  The board's oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to the board and the related board discussions.  The board has delegated some of its primary risk oversight to our audit committee and management development and compensation committee.  Our audit committee annually receives management's reports and assessments on, among other things, the risk of fraud, certain material business risks and a ranking of such material business risks and our insurance program.  The audit committee also receives reports from our independent registered public accounting firm regarding, among other things, financial risks and the risk of fraud.  Our management development and compensation committee receives management's assessments on the likelihood that our compensation policies and practices could have a material adverse effect on us, as more fully described in the Compensation Policies and Practices as They Relate to Risk Management section of this proxy statement.  The audit committee and management development and compensation committee report to the board of directors about their meetings. We believe the leadership structure of the board of directors is appropriate for our risk oversight.
Identifying and Evaluating Director Nominees.  Historically, our management has recommended director nominees to the board of directors.  As stated in our corporate governance guidelines:
•	our board of directors has no specific minimum qualifications for director nominees;
•
each nominee should possess the necessary business background, skills and expertise at the policy-making level and a willingness to devote the required time to the duties and responsibilities of membership on the board of directors; and

•
the board of directors believes that experience as our director is a valuable asset and that directors who have served on the board for an extended period of time are able to provide important insight into our current and future operations.

In identifying, evaluating and determining our director nominees, the board of directors follows such corporate governance guidelines.  The board also considers the nominee's ability to satisfy the need, if any, for required expertise on the board of directors or one of its committees.  While we do not have any policy regarding the diversity of our nominees, the board does consider diversity in the background, skills and expertise at the policy making level of our director nominees, and as a result our board believes our director nominees do possess a diverse range of senior management experience that aids the board in fulfilling its responsibilities.  The board of directors believes its procedures for identifying and evaluating director nominees are appropriate for a controlled company under the NYSE MKT corporate governance standards.

Leadership Structure of the Board of Directors and Independent Director Meetings.  Steven L. Watson serves as our chairman of the board and David A. Bowers serves as our vice chairman of the board and chief executive officer.  Pursuant to our corporate governance guidelines, our independent directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without the participation of our other directors who are not independent.  While we do not have a lead independent director, the chairman of our audit committee presides at all of the meetings of our independent directors.  The board of directors believes our leadership structure is appropriate for a controlled company under the NYSE MKT corporate governance standards.  The board of directors believes our leadership structure is appropriate because the board recognizes that while there is no single organizational structure that is ideal in all circumstances, the board believes that having different individuals serve as our chairman of the board and as our chief executive officer reflects the established working relationship for these positions regarding our business and provides an appropriate breadth of experience and perspective that effectively facilitates the formulation of our long-term strategic direction and business plans.  In addition, the board of directors believes that since Steven L. Watson is employed by Contran, which indirectly through related entities holds a majority of our outstanding common stock, his service as our chairman of the board is beneficial in providing strategic leadership for us since there is a commonality of interest that is closely aligned in building long-term stockholder value for all of our stockholders.  In 2015, we complied with the NYSE MKT requirements for meetings of our independent directors.  It is expected that we will continue this leadership structure for 2016.
Stockholder Proposals and Director Nominations for the 2017 Annual Meeting of Stockholders.  Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 26, 2016 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2017.  Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear in our records, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.
The board of directors will consider the director nominee recommendations of our stockholders in accordance with the process discussed above.  Our bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.
For proposals or director nominations to be brought at the 2017 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than March 13, 2017.  Proposals and nominations should be addressed to our corporate secretary at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.
Communications with Directors.  Stockholders and other interested parties who wish to communicate with the board of directors or its independent directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communication, or a summary of such communication, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our General Counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will investigate and keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.
Compensation Committee Interlocks and Insider Participation.  As discussed above, for 2015 the members of our management development and compensation committee were Ann Manix, Norman S. Edelcup and George E. Poston.  No member of the committee:
•	was an officer or employee of ours during 2015 or any prior year;
•	had any related party relationships with us that requires disclosure under applicable SEC rules; or
•	had any interlock relationships under applicable SEC rules.
For 2015, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, at certain times in 2015 each of Bobby D. O'Brien and Steven L. Watson was an executive officer of ours and on the board of directors of Contran when concurrently also serving as one of our directors.
Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE MKT.
Corporate Governance Guidelines.  We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities.  Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman preside at all meetings of the independent directors.
Availability of Corporate Governance Documents.  A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.compx.com under the corporate section.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
 AND OTHER INFORMATION
Compensation Discussion and Analysis.  This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers.  In 2015, we employed two of our named executive officers.  Contran employed and directly compensated our three other named executive officers who provided their services to us in 2015 under our ISA with Contran.
As defined in the Glossary of Terms at the beginning of this proxy statement, the phrase "named executive officers" refers to the five persons whose compensation is summarized in the 2015 Summary Compensation Table in this proxy statement.  Such phrase is not intended to refer, and does not refer, to all of our executive officers.
Nonbinding Advisory Stockholder Vote on Executive Officer Compensation.  For the 2015 annual meeting of stockholders, we submitted a nonbinding advisory proposal recommending the stockholders adopt a resolution approving the compensation of our named executive officers as disclosed in the 2015 proxy statement.  At the annual meeting, the resolution received the affirmative vote of 94.1% of the eligible votes.  We considered the favorable result and determined not to make any material changes to our compensation practices.
Compensation of our Named Executive Officers Employed by Us.  In each of the last three years, we employed the following named executive officers:
Name	Position(s)

David A. Bowers	Vice Chairman of the Board and Chief Executive Officer
Scott C. James	President and Chief Operating Officer
Messrs. Bowers and James were executive officers for all of the last three years.
Overview.  Prior to 2013, we decided to forego long-term compensation (other than defined contribution plans that are generally available on a non-discriminatory basis to all employees) and implemented a compensation program that is primarily cash-based, with minimal perquisites, if any.  Our objectives for the primarily cash-based compensation program as it relates to our senior officers, including all of our named executive officers employed by us, are to:
•	have a total individual compensation package that is easy to understand;
•	encourage them to maximize long-term stockholder value; and
•
achieve a balanced compensation package that would attract and retain highly qualified senior officers and appropriately reflect each such officer's individual performance, contributions and general market value.

In furtherance of our objectives and in an effort to separate annual operating planning from annual incentive compensation, we implemented discretionary incentive bonuses for our senior officers.  As a result, annual compensation for our named executive officers employed by us primarily consists of base salaries and discretionary incentive bonuses.
We do not base our employed named executive officer compensation on any specific measure of, or formula based upon, our financial performance, although we do consider our financial performance as one factor in determining the compensation of our employed named executive officers.  We determine the amount of each component of such compensation solely in our collective business judgment and experience, without performing any independent market research.  We do not enter into any written employment agreements with our employed named executive officers.

Base Salaries.  We have established the annual base salaries for our employed named executive officers on a position-by-position basis based on responsibility and experience.  We pay this portion of each of our employed named executive officer's compensation to provide him with a reliable amount of compensation for the year, subject to his continued at-will employment and satisfactory performance for his services at the level of his responsibilities.  Our chief executive officer has the responsibility to conduct annual internal reviews of our employed named executive officer salary levels in order to rank salary, individual performance and job value to each position.  He then makes recommendations on salaries, other than his own, to our chairman of the board and then to our management development and compensation committee.  The chairman of the board makes the recommendation on our chief executive officer's salary to the committee.  The committee reviews the recommendations regarding changes in salaries for executive officers and may take such action, including modifications to the recommendations, as it deems appropriate.  The recommendations of our chief executive officer and our chairman of the board and the determinations of our management development and compensation committee are based on our evaluations of the past year annual base-salary amounts with adjustments made as a result of our past and expected future financial performance, inflation, past and potential future individual performance and contributions or alternative career opportunities that might be available to our named executive officers employed by us, without performing any independent market research.
In all cases, no specific measure of, or formula based upon, our financial performance was utilized in determining the increase in an executive officer's base salary for a year, although we did consider our financial performance as one factor in determining such increase.  There is no specific weighting of factors in determining such increases.  The salaries for our named executive officers employed by us are disclosed in their salary column in the 2015 Summary Compensation Table in this proxy statement for each of the last three years in which such officer served as one of our executive officers.
Annual Incentive Bonuses. We pay discretionary incentive bonuses annually in cash to each of our employed named executive officers to motivate him to achieve higher levels of performance in attaining our corporate goals and reward him for such performance.  We determine the amount of any such incentive bonuses we pay our named executive officers employed by us on a year-end discretionary evaluation of each such officer's responsibility, performance, attitude and potential.  The amount of the incentive bonus is also influenced by the amount of the named executive officer's base salary and prior year incentive bonus, as well as our financial performance.  We based our award of incentive bonuses for each year primarily upon the chairman of the board's recommendation regarding the chief executive officer, the chief executive officer's recommendations regarding the other named executive officers employed by us and the determinations of our management development and compensation committee, which may take such action, including modifications to the recommendations, as it deems appropriate.  No specific overall performance measures were utilized and there is no specific measure of, or formula based upon, our financial performance that was utilized in determining an employed named executive officer's bonus, although we did consider our financial performance as one factor in determining such bonus.  Additionally, there is no specific weighting of factors considered in the determination of incentive bonuses paid to these executive officers.
We approved discretionary incentive bonuses for our employed named executive officers in the last three years as a percentage of the officer's base salary as follows.
	Discretionary Incentive Bonuses as a Percentage of Base Salary
Named Executive Officer	2013 (1)	2014 (1)	2015 (1)

David A. Bowers	100%	105%	110%
Scott C. James	100%	118%	118%

(1)
These bonuses were approved by our management development and compensation committee in the first quarter of the following year, and such bonuses were paid in such following year for performance in the reported year.

The 2015 discretionary incentive bonuses for Messrs. Bowers and James recognized, among other things, the continuation of our higher sales and operating income in 2015 in both of our segments as compared to 2014.  The 2013 and 2014 discretionary incentive bonuses for Messrs. Bowers and James primarily recognized our significantly improved operating income year over year for our current businesses and the promotion of Mr. James in August 2014 to our president and chief operating officer.  These discretionary incentive bonuses are disclosed in the bonus column in the 2015 Summary Compensation Table in this proxy statement.

Defined Contribution Plans.  We pay discretionary annual contributions to the CompX Capital Accumulation Plan, a profit sharing defined contribution plan, and The Employee 401(k) Retirement Plan, a 401(k) defined contribution plan.  Participants of these plans are employees of certain of our operations.  In March of each year, upon the recommendation of our chief executive officer and the approval of our management development and compensation committee, we contributed for the plan year that ended on December 31 of the prior year, subject to certain limitations under the respective plans and the U.S. Internal Revenue Code of 1986, as amended:
•
to the CompX Capital Accumulation Plan for each of the last three plan years, 7.25% of that year's earnings before taxes of our combined CompX security products division and Livorsi marine components unit for each of the last three years (with certain adjustments); and

•	to our 401(k) plan for each of the last three plan years, a matching contribution from a pool of 5% of the earnings before taxes of the business unit up to 100% of the participant's eligible earnings.
Each of Messrs. Bowers and James received such contributions for each of the last three years.  These contributions are included in their all other compensation column in the 2015 Summary Compensation Table in this proxy statement.
Compensation of our Named Executive Officers Employed by Contran.  For each of the last three years, certain of our named executive officers were employed by Contran and provided their services to us pursuant to our ISA with Contran.  Our named executive officers who provided services to us pursuant to our ISA with Contran are as follows:
Name	Positions with CompX

Steven L. Watson	Chairman of the Board
Bobby D. O'Brien	Executive Vice President
James W. Brown	Vice President, Chief Financial Officer and Controller
The nature of the duties of each of our named executive officers who are employees of Contran is consistent with the duties normally associated with the officer titles and positions such officer holds with us.
Intercorporate Services Agreement with Contran.  In each of the last three years, we paid Contran a fee for services provided pursuant to our ISA with Contran, which fee was approved by our independent directors after receiving the recommendation of our management development and compensation committee and the concurrence of our chief financial officer.  Such services provided under this ISA included the services of our named executive officers employed by Contran, and as a result a portion of the aggregate ISA fee we pay to Contran is paid with respect to services provided to us by such named executive officers.
The charge under this ISA reimburses Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  The amount of the fee we paid for each year under this ISA for a person who provided services to us represents, in management's view, the reasonable equivalent of "compensation" for such services.  See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2015 under this ISA.  Under the various ISAs among Contran and its subsidiaries and affiliates, we shared the cost of the employment of our executive officers employed by Contran with Contran and certain of its other publicly and privately held subsidiaries.
For our named executive officers employed by Contran, the portion of the annual charge we paid for each of the last three years to Contran under this ISA attributable to each of their services, as applicable, is set forth in footnote 3 to the 2015 Summary Compensation Table in this proxy statement.  As discussed further below, the amount charged under the ISA is based upon Contran's cost of employing or engaging the personnel who provide the services to us (including the services of our named executive officers employed by Contran) by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  The amount charged under the ISA is not dependent upon our financial performance.  As previously disclosed, our prior vice president, chief financial officer and controller, who was employed by Contran, resigned his employment with Contran effective April 10, 2014 in order to take a position with an unrelated company.  Our board of directors elected James W. Brown, an employee of Contran, as our vice president, chief financial officer and controller effective April 10, 2014.  Accordingly, for purposes of the 2015 Summary Compensation Table, the portion of the 2014 ISA charge for the 2014 services for our vice president, chief financial officer and controller was prorated one-fourth to the prior vice president, chief financial officer and controller and three-fourths to Mr. Brown.

We believe the cost of the services received under our ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely in our collective business judgment and experience without performing any independent market research.
In the early part of each year, Contran's management, including certain of our executive officers, estimates the percentage of time that each Contran employee, including certain of our named executive officers, is expected to devote in the upcoming year to Contran and its subsidiaries and affiliates, including us.  Contran's management then allocates Contran's cost of employing each of its employees among Contran and its various subsidiaries based on such estimated percentages.  Contran's aggregate cost of employing each of its employees comprises:
•	the annualized base salary of such employee at the beginning of the year;
•
an estimate of the bonus Contran will pay or accrue for such employee (other than bonuses for specific matters) for the year, using as a reasonable approximation for such bonus the actual bonus that Contran paid or accrued for such employee in the prior year; and

•
Contran's portion of the social security and medicare taxes on such base salary and an estimated overhead factor (23% for 2015 and 25% for each of 2014 and 2013) applied to the base salary for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to providing such services.

Contran's senior management subsequently made such adjustments to the details of the proposed ISA charge as they deemed necessary for accuracy, overall reasonableness and fairness to us.
In the first quarter of each year, the proposed charge for that year under our ISA with Contran was presented to our management development and compensation committee, and the committee considered whether to recommend that our board of directors approve the ISA charge.  Among other things during such presentation, the committee was informed of:
•	the quality of the services Contran provides to us, including the quality of the services certain of our executive officers provide to us;
•
for comparative purposes, the $1.0 million charge to us in 2013 for the services of Harold C. Simmons for his consultation and advice to our chief executive officer regarding major strategic corporate matters prior to his death on December 28, 2013, and the lack of such $1.0 million charge to us in 2014 and 2015;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;
•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran's similarly calculated costs for its departments and in total for those years;

•	the comparison of the prior year and proposed current year average hourly rate; and

•	the concurrence of our chief financial officer as to the reasonableness of the proposed charge.
In determining whether to recommend that the board of directors approve the proposed ISA fee to be charged to us, the management development and compensation committee considers the three elements of Contran's cost of employing the personnel who provide services to us, including the cost of employing certain of our named executive officers, in the aggregate and not individually.  After considering the information contained in such presentations, and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed ISA fee after concluding that:

•
the cost to employ the additional personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran to us under our ISA with Contran; and

•
the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services in the committee's collective business judgment and experience, without performing any independent market research.

In reaching its recommendation, our management development and compensation committee did not review:
•
any ISA charge from Contran to any other publicly held parent or sister company, although such charge was separately reviewed by the management development and compensation committee of the applicable company; and

•	the compensation policies of Contran or the amount of time our named executive officers employed by Contran are expected to devote to us because:
o	each of our named executive officers employed by Contran, provides services to many companies related to Contran, including Contran itself;
o	the fee we pay to Contran under our ISA with Contran each year does not represent all of Contran's cost of employing each of such named executive officers;
o	Contran and these other companies related to Contran absorb the remaining amount of Contran's cost of employing each of such named executive officers; and
o
the members of our management development and compensation committee consider the other factors discussed above in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendation of our management development and compensation committee as well as the concurrence of our chief financial officer, our independent directors approved the proposed annual ISA charge effective January 1, 2015, with our other directors abstaining.
For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis.  Contran has implemented a limit of $1.0 million on any individual's charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were to be deemed applicable.  Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company's chief executive officer and four other most highly compensated executive officers.
Director Fees, including Equity-Based Compensation.  We paid director fees in the form of cash and stock compensation to certain of our named executive officers who provide their services to us pursuant to our ISA with Contran and who also served on our board of directors.  Mr. Bowers does not receive these fees because we do not pay these fees to directors who are also employed by us.  Other than these director fees, we did not pay any compensation directly to such named executive officers.  See the Director Compensation section of this proxy statement.

The 2015 Summary Compensation Table sets forth in footnote 3 the cash fees we paid to each of Messrs. O'Brien and Watson for his director services.  The director fees paid to each of them are the annual director retainer fees and the fees for attending board meetings, as our named executive officers who also serve on our board of directors are not members of any board committee. The cash director fees are not dependent upon our financial performance.
The 2015 Summary Compensation Table sets forth in footnote 4 the director stock grants we paid to each of Messrs. O'Brien and Watson for his director services in the last three years, as applicable.  See the 2015 Grants of Plan-Based Awards section in this proxy statement for a discussion of these annual grants and the formula by which the stock awards are determined.  The stock grants each of Messrs. O'Brien and Watson received were pursuant to the same formula for all directors eligible to receive such grants.  The dollar amount of the stock awards appearing in the 2015 Summary Compensation Table represents the value recognized for financial statement reporting purposes of shares of common stock we granted to each of Messrs. O'Brien and Watson for his director services.
Prior to 2013, we decided to forego the grant of any equity compensation other than annual awards of stock to our directors, as discussed above.  We also do not have any security ownership requirements or guidelines for our management or directors.  We do not currently anticipate any equity-based compensation will be granted in 2016, other than the annual grants of stock to our directors.
Deductibility of Compensation.  It is our general policy to structure the performance-based portion of the compensation of our executive officers, if any, in a manner that enhances our ability to deduct fully such compensation under Section 162(m) of the Internal Revenue Code.
Compensation Committee Report.  The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee's review and a discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.
The members of our management development and compensation committee submit the foregoing report as of February 24, 2016.
Ann Manix Chairwoman of our Management Development and Compensation Committee	Norman S. Edelcup Member of our Management Development and Compensation Committee	George E. Poston Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The 2015 Summary Compensation Table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during the last three years by our chief executive officer, our chief financial officer and each of the three other most highly compensated individuals (in certain instances, based on ISA charges to us) who were executive officers of ours during 2015.  Messrs. Brown, O'Brien and Watson were employees of Contran for their years reported in this table and provided their services to us and our subsidiaries pursuant to our ISA with Contran.  For a discussion of this ISA, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2015 SUMMARY COMPENSATION TABLE (1)
Name and Principal Position	Year	Salary		Bonus	Stock Awards		All Other Compensation		Total

Steven L. Watson	2015	$152,300	(3)	$ -0-	$11,500	(4)	$ -0-		$163,800
Chairman of the Board	2014	138,400	(3)	-0-	10,950	(4)	-0-		149,350
	2013	145,400	(3)	-0-	12,480	(4)	-0-		157,880

David A. Bowers	2015	518,013		550,000	-0-		35,153	(5)	1,103,166
Vice Chairman of the	2014	473,866		500,000	-0-		36,066	(5)	1,009,932
Board and Chief	2013	448,951		450,000	-0-		32,790	(5)	931,741
Executive Officer

Scott C. James	2015	350,880		400,000	-0-		35,153	(5)	786,033
President and Chief	2014	295,115		350,000	-0-		36,066	(5)	681,181
Operating Officer	2013	286,385		287,000	-0-		32,790	(5)	606,175

Bobby D. O'Brien (2)	2015	191,900	(3)	-0-	11,500	(4)	-0-		203,400
Executive Vice President	2014	170,300	(3)	-0-	10,950	(4)	-0-		181,250

James W. Brown (2)	2015	561,500	(3)	-0-	-0-		-0-		561,500
Vice President, Chief	2014	364,600	(3)(6)	-0-	-0-		-0-		364,600
Financial Officer and
Controller

(1)	Certain non-applicable columns have been omitted from this table.
(2)
2014 was the first year Messrs. Brown and O'Brien were named executive officers.  Our board of directors elected Mr. Brown as our vice president, chief financial officer and controller effective April 10, 2014, and accordingly Mr. Brown served as our chief financial officer for only a portion of 2014.

(3)
The amounts shown in the table as salary compensation for Messrs. Brown, O'Brien and Watson represent the portion of the fees we paid to Contran pursuant to the ISA attributable to the services each of these officers rendered to us.  The ISA charges disclosed for Contran employees who perform executive officer services to us and our subsidiaries are based on various factors described in the Compensation Discussion and Analysis section of this proxy statement.  Our management development and compensation committee considers the factors described in the Compensation Discussion and Analysis section of this proxy statement in determining whether to recommend that our board of directors approve the aggregate proposed ISA fee with Contran.  As discussed in the Compensation Discussion and Analysis section of this proxy statement, our management development and compensation committee does not consider any ISA charge from Contran to any other publicly held parent or sister company of ours, although such charge is separately reviewed by the management development and compensation committee of the applicable company.  The amount shown in the table as salary for each of Messrs. O'Brien and Watson also includes director cash compensation we paid to each of them, as indicated in the following table.

	2013	2014	2015
Steven L. Watson
ISA Fees:	$115,400	$109,400	$122,300
Director Fees Earned or Paid in Cash:	30,000	29,000	30,000
	$145,400	$138,400	$152,300

Bobby D. O'Brien
ISA Fees:		$141,300	$161,900
Director Fees Earned or Paid in Cash:		29,000	30,000
		$170,300	$191,900

(4)
Stock awards to each of Messrs. O'Brien and Watson consisted of shares of our class A common stock we granted to him for his director services.  See the 2015 Grants of Plan-Based Awards Table below for more details regarding the 2015 grants.  The stock awards consisted of the following:

Shares of Class A Common Stock	Date of Grant	Closing Price on Date of Grant	Grant Date Value of Shares of Class A Common Stock

Steven L. Watson
1,000 shares of CompX class A common stock	May 27, 2015	$11.50	$11,500
1,000 shares of CompX class A common stock	May 28, 2014	$10.95	$10,950
1,000 shares of CompX class A common stock	May 29, 2013	$12.48	$12,480

Bobby D. O'Brien
1,000 shares of CompX class A common stock	May 27, 2015	$11.50	$11,500
1,000 shares of CompX class A common stock	May 28, 2014	$10.95	$10,950

We valued this stock award at the closing price of a share of the class A common stock on the date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.
(5)
All other compensation for each of Messrs. Bowers and James for each of the last three years consisted of our matching contributions to their accounts under our 401(k) Plan and our contributions to their accounts under the CompX Capital Accumulation Plan, a defined contribution plan, as follows:

Year	Employer's 401(k) Plan Matching Contributions	Employer's Capital Accumulation Plan Contributions	Total

2015	$12,478	$22,675	$35,153
2014	12,885	23,181	36,066
2013	11,351	21,439	32,790
See the discussion of our retirement plan contributions in the Compensation Discussion and Analysis section of this proxy statement.
(6)
As previously disclosed, our prior vice president, chief financial officer and controller resigned his employment with Contran on April 10, 2014 in order to take a position with an unrelated company, and Mr. Brown was appointed to assume the vacated officer positions.  Accordingly, for purposes of the 2015 Summary Compensation Table, the portion of the 2014 ISA charge for the services for our vice president, chief financial officer and controller has been prorated three-fourths to Mr. Brown and one-fourth to his predecessor (who does not appear in the 2015 Summary Compensation Table).

2015 Grants of Plan-Based Awards.  The following table sets forth details of the stock awards of our class A common stock we granted to each of Messrs. O'Brien and Watson in 2015 for his service as our director.  Other than this stock award, and as already discussed, we did not pay any plan-based incentive compensation in 2015.  No other named executive officer received any plan-based awards from us or our subsidiaries in 2015.
2015 GRANTS OF PLAN-BASED AWARDS (1)
Name	Grant Date	Date of Approval (2)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (2)

Bobby D. O'Brien	May 27, 2015	May 30, 2012	1,000	$11,500
Steven L. Watson	May 27, 2015	May 30, 2012	1,000	$11,500

(1)	Certain non-applicable columns have been omitted from this table.
(2)
As preapproved by our management development and compensation committee, on the day of each of our annual stockholder meetings each of our directors elected on that day receives a grant of shares of our class A common stock under our 2012 Director Stock Plan as determined by the following formula based on the closing price of a share of our class A common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Class A Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500
These shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws.  For the purposes of this table, we valued these stock awards at the $10.95 closing price per share of our class A common stock on their date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.
No Outstanding Equity Awards at December 31, 2015.  At December 31, 2015, none of our named executive officers held outstanding stock options to purchase shares of our class A or B common stock (or common stock of our parent companies), or held any equity incentive awards for such shares.
No Option Exercises or Stock Vested.  During 2015, no named executive officer exercised any stock options or held any stock subject to vesting restrictions.  For stock awards granted to Messrs. O'Brien and Watson in 2015 that had no vesting restrictions, see the 2015 Grants of Plan-Based Awards Table above.
Pension Benefits.  We do not have any defined benefit pension plans in which our named executive officers participate.
Nonqualified Deferred Compensation.  We do not owe any nonqualified deferred compensation to our named executive officers.

Director Compensation.  Our directors who are not employees of us or our subsidiaries are entitled to receive compensation for their services as directors.  Our directors who received such compensation in 2015 were Norman S. Edelcup, Loretta J. Feehan, Edward J. Hardin, Ann Manix, Bobby D. O'Brien, George E. Poston and Steven L. Watson.  The table below reflects the annual rates of their retainers for 2015.
2015 Director Retainers

Each director	$25,000

Chairman of our audit committee and any member of our audit committee whom the board identified as an "audit committee financial expert" (provided that if one person served in both capacities only one such retainer was paid)
$45,000*

Other members of our audit committee	$25,000*

Members of our other committees	$5,000

*	Effective July 1, 2015, the annual retainer for audit committee chairman and any audit committee financial expert was increased from $30,000 to $45,000, and the annual retainer for other members of our audit committee was increased from $15,000 to $25,000.
Additionally, our nonemployee directors receive a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and an hourly rate (not to exceed $1,000 per day) for other services rendered on behalf of our board of directors or its committees.  If a nonemployee director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  We reimburse our nonemployee directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.
On the day of each annual stockholder meeting, each of our nonemployee directors elected on that date receives a grant of shares of our class A common stock as determined by the following formula based on the closing price of a share of our class A common stock on the date of such meeting.
Range of Closing Price Per Share on the Date of Grant	Shares of Class A Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500
The following table provides information with respect to compensation our nonemployee directors earned for their 2015 director services provided to us.
2015 DIRECTOR COMPENSATION (1)
Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Total

Norman S. Edelcup	$ 74,500	$ 11,500	$ 86,000
Loretta J. Feehan	32,000	11,500	43,500
Edward J. Hardin	52,000	11,500	63,500
Ann Manix	57,000	11,500	68,500
George E. Poston	57,000	11,500	68,500

(1)
Certain non-applicable columns have been omitted from this table.  See the 2015 Summary Compensation Table and 2015 Grants of Plan-Based Awards Table in this proxy statement for compensation we paid Messrs. O'Brien and Watson for their director services.

(2)	Represents cash retainers and meeting fees the nonemployee director earned for director services he or she provided to us in 2015.
(3)
Represents the value of 1,000 shares of our class A common stock we granted to each of these nonemployee directors on May 27, 2015.  For the purposes of this table, we valued these stock awards at the $11.50 closing price per share of such shares on their date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Compensation Policies and Practices as They Relate to Risk Management.  We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.  In reaching this conclusion, we considered the following:
•
other than stock grants to our nonemployee directors, we do not grant equity awards to our employees, officers or other persons who provide services to us under our ISA with Contran, which mitigates taking excessive or inappropriate risk for short-term gain that might be rewarded by equity compensation;

•
our executive officers employed by us are eligible to receive incentive bonus payments that are determined on a discretionary basis and do not guarantee an executive officer a particular level of bonus based on the achievement of a specified performance or financial target, which also mitigates taking excessive or inappropriate risk for short-term gain;

•
our other key employees are eligible to receive bonuses based on the achievement of a specified performance or financial target based on our business plan for the year, but the chance of such employees undertaking actions with excessive or inappropriate risk for short-term gain in order to achieve such bonuses is mitigated because:

o
our executive officers, who are responsible for establishing and executing such business plan, are not eligible to receive bonuses based on the business plan, but instead are only eligible for the discretionary-based bonuses described above; and

o	there exist ceilings for our other key employee bonuses (which are not a significant part of their compensation) regardless of the actual level of our financial performance achieved;
•
our officers and other persons who provide services to us under our ISA with Contran do not receive compensation from us directly and are employed by Contran, one of our parent corporations, which aligns such officers and persons with the long-term interests of our stockholders;

•	since we are a controlled company, as previously discussed, management has a strong incentive to understand and perform in the long-term interests of our stockholders; and
•
our experience is that our employees are appropriately motivated by our compensation policies and practices to achieve profits and other business objectives in compliance with our oversight of material short and long-term risks.

For a discussion of our compensation policies and practices for our executive officers, please see the Compensation Discussion and Analysis section of this proxy statement.
Compensation Consultants.  Neither our board of directors, management development and compensation committee nor management has engaged any compensation consultants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE MKT and us.  Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2015 our executive officers, directors and 10% shareholders complied with all applicable filing requirements under section 16(a), except as previously disclosed in last year's proxy statement.  In 2016, Ms. Tidlund, due to an inadvertence of our staff, filed her Form 3 late.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
Related Party Transaction Policy.  From time to time, we engage in transactions with affiliated companies.  In June 2015, our board of directors adopted a Policy Regarding Related Party Transactions, or RPT Policy.  Pursuant to such RPT Policy, all related party transactions to which we are or are proposed to be a party shall be approved or ratified by our independent directors in accordance with the terms of such RPT Policy, and such approval or ratification shall be done by our audit committee (unless another committee of our board of directors composed solely of independent directors, or all of the independent directors of our board, shall have approved or ratified the related party transaction).  For certain ongoing related party transactions to which we are a party (referred to as ordinary course of business related party transactions), such approval or ratification shall occur no less frequently than once a year.  The RPT Policy is available on our website at www.compx.com under the corporate governance section.
Following adoption of the RPT Policy, in 2015 our audit committee reviewed, adopted and ratified the following ordinary course of business related party transactions to which we are a party in accordance with the terms of such RPT Policy:
•
Risk Management Program – a program pursuant to which Contran and certain of its subsidiaries and related entities, including us, as a group purchase third-party insurance policies and risk management services, with the costs thereof apportioned among the participating companies; and

•
Tax Sharing Agreement– the cash payments for income taxes periodically paid by us to NL or received by us from NL, as applicable, and related items pursuant to the terms of our tax sharing agreement with NL (such tax sharing agreement being appropriate, given that we and our qualifying subsidiaries are members of the consolidated U.S. federal income tax return, and certain state and local jurisdiction income tax returns, of which Contran is the parent company).

Each of these ordinary course of business related party transactions, and the actions taken by the audit committee in fulfilling its duties and responsibilities under the RPT Policy, are more fully described below.  Our audit committee was not required to approve and ratify the fee we paid to Contran in 2015 under our intercorporate services agreement with Contran, because such intercorporate services fee is approved by all of the independent directors of our board, as more fully described below.  During 2015, we were not a party to any other related party transactions (ordinary course of business related party transactions or otherwise) requiring approval or ratification under the RPT Policy.
Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Lisa K. Simmons and Serena Simmons Connelly may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Ms. Simmons and Ms. Connelly sometimes engage in the following:
•
intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Ms. Simmons and Ms. Connelly.
Certain directors or executive officers of Contran, NL or Valhi also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests.  In such an event, we implement such procedures as are appropriate for the particular transaction, and consistent with the provisions of the RPT Policy.
Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on an annual fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient's business.  The fees paid pursuant to the ISAs are generally based upon an estimated percentage of the time devoted by employees of the provider of the services to the business of the recipient and the employer's cost related to such employees, which includes the expense for the employees' compensation and an overhead component that takes into account other employment related costs.  Generally, each of the ISAs renews on a quarterly basis subject to termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving the recommendation from the company's management development and compensation committee as well as the concurrence of the chief financial officer.  See the Compensation of our Named Executive Officers Employed by Contran part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2015 fee charged to us under our ISA with Contran.
In 2015, we paid Contran fees of approximately $3.0 million for its services under our ISA with Contran, including amounts for the services of certain of our named executive officers that are employees of Contran, as disclosed in the 2015 Summary Compensation Table in this proxy statement.  Such fee includes an amount (less than $120,000) with respect to the services provided to us by the son of a former affiliate of ours.  In 2016, we expect to pay Contran fees of approximately $3.1 million for its services under this ISA, including the services of certain of our named executive officers that are employees of Contran.  We also paid director compensation directly to each of Messrs. O'Brien and Watson for his services as our director, as disclosed above in the 2015 Summary Compensation Table.  We expect to pay director compensation to each of them in 2016.
Risk Management Program.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group purchase insurance policies and risk management services.  The program apportions its costs among the participating companies.  Tall Pines and EWI provide for or broker the insurance policies.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  EWI also provides claims and risk management services and, where appropriate, engages certain third-party risk management consultants.  Tall Pines is a captive insurance company wholly owned by Valhi.  EWI is a reinsurance brokerage and risk management company wholly owned by NL.  Tall Pines purchases reinsurance from third-party insurance carriers with an A.M. Best Company rating of generally at least an "A-" (excellent) for substantially all of the risks it underwrites.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.
During 2015, we paid Tall Pines and EWI in the aggregate approximately $1.6 million.  This amount principally represents payments for insurance premiums, including premiums or fees paid to Tall Pines and commissions or fees paid to EWI.  This amount also includes payments to insurers or reinsurers through EWI for the reimbursement of claims within our applicable deductible or retention ranges that such insurers and reinsurers paid to third parties on our behalf, as well as amounts for claims and risk management services and various other third-party fees and expenses incurred by the program.  We expect these relationships with Tall Pines and EWI will continue in 2016.
In both June and November 2015, our management made a presentation to our audit committee regarding our participation in the combined risk management program.  Among other things during such presentation, the committee was informed of the following (in addition to the matters described above):
•
the premiums for all of the insurance and reinsurance policies are set by third parties (the underwriters for the insurance or reinsurance carriers bearing the risk), without any markup by Tall Pines or EWI;

•
the method by which the insurance premiums are allocated among the companies participating in the risk management program is generally the same as the basis used by the insurance or reinsurance carriers to establish the premiums for such insurance/reinsurance (i.e. the dominant premium factor, which is the factor that has the greatest impact on the premium, such as revenues, payroll or employee headcount);

•
EWI provides claims and risk management services to each of the companies participating in the risk management program, including us, and where appropriate EWI engages third-party risk management consultants;

•
the commissions received by Tall Pines and EWI from the insurance or reinsurance underwriters, and the fees assessed for the policies they so provide or broker, are in amounts equal to the commissions or fees which would be received by third-party brokers or underwriters;

•	the insurance coverages provided to us by the risk management program are sufficient and adequate for our purposes;
•
the benefits to our participating in the risk management program include, among others, (a) the ability to obtain broader coverage, with strong/solvent underwriters, at a reduced cost as compared to the coverage and cost that would be available if we were to purchase insurance by itself, (b) the greater spread of risk among the companies participating in the risk management program, (c) the ability to obtain centralized premium and claim reporting, and (d) the ability to have access to the experienced risk management personnel of EWI, including in the areas of loss controls and claims processing; and

•
the "cost of risk" metric, as defined by the Risk and Insurance Management Society, or RIMS, for the Contran group is lower as compared to the cost of risk as reflected in a recent RIMS benchmark survey for certain groups of companies comparable to the Contran group.

As part of such presentations, our chief financial officer, after consultation with other members of our management, advised the committee of his belief that our participation in the risk management program, including the allocation of its costs among us and the other entities participating in the risk management program, is fair and reasonable to us, and is on terms no less favorable than we could otherwise obtain from unrelated parties, and provided the committee with his recommendation that the committee approve, adopt and ratify our participation in the risk management program in all respects.
After considering the information contained in the presentations, including the recommendation of our chief financial officer, and following further discussion and review by the audit committee, our audit committee determined that our participation in the risk management program is fair and reasonable to us, and is on terms no less favorable than we could otherwise obtain from unrelated parties, in each case based on the collective business judgment and experience of members of the committee, and the committee approved, adopted and ratified our participation in the risk management program in all respects.
Tax Matters.  We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the "Contran Tax Group."  We are also a party to a tax sharing agreement with Contran and NL.  As a member of the Contran Tax Group and pursuant to the tax sharing agreement, we and our qualifying subsidiaries compute our provision for U.S. income taxes on a separate company basis using tax elections made by Contran.  Pursuant to the tax sharing agreement and using tax elections made by Contran, we make payments to or receive payments from NL in amounts we would have paid to or received from the U.S. Internal Revenue Service had we not been a member of the Contran Tax Group but instead had been a separate taxpayer.  Refunds are limited to amounts previously paid under the tax sharing agreement.  We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions, and the terms of the tax sharing agreement also apply to state payments to these jurisdictions.
Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group.  Under our tax sharing agreement with NL, NL has agreed to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax sharing agreement.
Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand-alone basis.  In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran's tax elections.  For 2015, and pursuant to our tax sharing agreement, we made net cash payments for income taxes to NL of approximately $4.7 million.
In June 2015, our management made a presentation to our audit committee regarding our tax sharing agreement with Contran and NL.  Among other things during such presentation, the committee was informed of the following (in addition to the matters described above):
•	the tax sharing agreement is consistent with accounting principles generally accepted in the United States of America, and consistent with applicable law and regulations; and
•
our income tax accounts are included in the scope of the annual audit of our consolidated financial statements performed by PwC, and PwC makes periodic reports to the committee regarding income tax matters related to us.

As part of such presentation, our chief financial officer and our global tax director advised the committee of their belief that the terms of the tax sharing agreement are consistent with the terms of applicable law and regulations, and are fair and reasonable to us, and are on terms no less favorable than would be present if we were not a party to the tax sharing agreement, and provided the committee with their recommendation that the committee approve, adopt and ratify the tax sharing agreement in all respects.
After considering the information contained in the presentations, including the recommendation of our chief financial officer and our global tax director, and following further discussion and review by the audit committee, our audit committee determined that the terms of the tax sharing agreement are on terms no less favorable than would be present if we were not a party to the tax sharing agreement, in each case based on the collective business judgment and experience of members of the committee, and the committee approved, adopted and ratified the tax sharing agreement in all respects.

AUDIT COMMITTEE REPORT
Our audit committee of the board of directors is composed of four directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards established by the board of directors and the NYSE MKT and promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  One member of our audit committee meets the audit committee financial expert requirements under the applicable SEC rules.  The audit committee charter is available on our website at www.compx.com under the corporate section.
Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or "GAAP," establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting.  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the PCAOB and for expressing an opinion on the conformity of the financial statements with GAAP.
Our audit committee assists the board of directors in fulfilling its responsibility to oversee management's implementation of our financial reporting process and the audits of our consolidated financial statements.   Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.  As part of fulfilling this responsibility, our audit committee engages in an annual evaluation of, among other things, the firm's qualifications, competence, integrity, expertise, performance, independence and communications with the committee (including these factors as they relate specifically to the firm's lead audit engagement partner), and whether the current firm should be retained for the upcoming year's audit.  Our audit committee discusses with our independent registered public accounting firm the overall scope and plans for the audit they will perform, and the committee meets with the firm throughout the year, both with and without management being present, to monitor the firm's execution of and results obtained from their audit.  Our audit committee performs other activities throughout the year, in accordance with the responsibilities of the audit committee specified in the audit committee charter, including the approval or ratification of certain related party transactions in accordance with the terms of our RPT Policy, as discussed above in the Certain Relationships and Transactions section in this proxy statement.
In its oversight role, our audit committee reviewed and discussed our audited consolidated financial statements with management and with PwC, our independent registered public accounting firm for 2015.  Our audit committee also reviewed and discussed our internal control over financial reporting with management and with PwC.  Management and PwC indicated that our consolidated financial statements as of and for the year ended December 31, 2015 were fairly stated in accordance with GAAP.   Our audit committee discussed with PwC and management the significant accounting policies used and significant estimates made by management in the preparation of our audited consolidated financial statements, and the overall quality of management's financial reporting process.  Our audit committee and PwC also discussed any issues deemed significant by PwC or the committee, including the matters required to be discussed pursuant to the standards of the PCAOB, the rules of the SEC and other applicable regulations.  PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and our audit committee discussed with PwC the firm's independence.  Our audit committee also concluded that PwC's provision of other permitted non-audit services to us and our related entities is compatible with PwC's independence.
Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited consolidated financial statements be included in our 2015 Annual Report on Form 10-K for filing with the SEC.
Members of our audit committee of the board of directors respectfully submit the foregoing report as of March 3, 2016.
Norman S. Edelcup Chairman of our Audit Committee	Ann Manix Member of our Audit Committee

Edward J. Hardin Member of our Audit Committee	George E. Poston Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS
Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2015.  Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10‑Q for the first quarter of 2016.  We expect PwC will be considered for appointment to:
•
review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2016 and the first quarter of 2017; and

•	audit our annual consolidated financial statements for the year ending December 31, 2016.
Representatives of PwC are not expected to attend our 2016 annual stockholder meeting.
Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that our audit committee has authorized and PwC has billed or is expected to bill to us for services rendered for 2014 and 2015.  Additional fees for 2015 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2015 would be adjusted to reflect such additional payments in our proxy statement relating to next year's annual stockholder meeting.  In this regard, we have similarly adjusted the audit fees shown for 2014 from the amounts disclosed in our 2015 proxy statement.
Type of Fees	2014	2015
	(in thousands)

Audit Fees (1)	$1,115	$781
Audit-Related Fees (2)	-0-	-0-
Tax Fees (3)	-0-	-0-
All Other Fees	-0-	-0-

Total	$1,115	$781

(1)	Fees for the following services:
(a)	audits of consolidated year-end financial statements for each year;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.
(2)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.  These services might include accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting.

(3)	Permitted fees for tax compliance, tax advice and tax planning services.
Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and other permitted services the firm provides to us or any of our subsidiaries.  We may not engage the firm to render any audit or other permitted service unless the service is approved in advance by our audit committee pursuant to the committee's preapproval policy.  Pursuant to the policy:
•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of other permitted services provided by our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These other permitted services include:
•	audit-related services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;
•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;
•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and
•	assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.
The policy also lists certain services for which the independent auditor is always prohibited from providing us under applicable requirements of the SEC or the PCAOB.
Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of other permitted services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.
For 2015, our audit committee preapproved all of PwC's services provided to us or any of our subsidiaries in compliance with our preapproval policy without the use of the SEC's de minimis exception to such preapproval requirement.

PROPOSAL 2
NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION
Background.  Pursuant to Section 14A of the Securities Exchange Act, a publicly held company is required to submit to its stockholders a nonbinding advisory vote to approve the compensation of its named executive officers, commonly known as a "Say-on-Pay" proposal.  On May 25, 2011, our stockholders approved, on a nonbinding advisory basis, an annual Say-on-Pay.  After the 2016 Annual Meeting of Stockholders, the next nonbinding stockholder advisory vote on a Say-on-Pay proposal will be at our 2017 Annual Meeting of Stockholders.  The next nonbinding stockholder advisory vote on the frequency of a Say-on-Pay proposal will be at our 2017 Annual Meeting of Stockholders.
Say-on-Pay Proposal.  This proposal affords our stockholders the opportunity to submit a nonbinding advisory vote on our named executive officer compensation.  The Compensation Discussion and Analysis section, the tabular disclosure regarding our named executive officer compensation and the related disclosure in this proxy statement describe our named executive officer compensation and the compensation decisions made by our management and our management development and compensation committee of the board of directors with respect to our named executive officers.  This proposal is not intended to address any specific element of compensation of our named executive officers as described in this proxy statement, but the compensation of our named executive officers in general.  Our board of directors requests that each stockholder cast a nonbinding advisory vote to adopt the following resolution:
RESOLVED, that, by the nonbinding affirmative vote of the holders of the majority of the class A and B shares of common stock, voting together as a single class, present in person or represented by proxy at the 2016 annual meeting and entitled to vote on the subject matter, the stockholders of CompX International Inc. approve, on a nonbinding advisory basis, the compensation of its executive officers named in the 2015 Summary Compensation Table in the 2016 annual meeting proxy statement of CompX International Inc. as such compensation is disclosed in the proxy statement pursuant to the executive compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and any related disclosure in the proxy statement.
Effect of the Proposal.  The Say-on-Pay proposal is nonbinding and advisory.  Our stockholders' approval or disapproval of this proposal will not require our board of directors, its management development and compensation committee or our management to take any action regarding our executive compensation practices.
Vote Required.  Because this proposal is a nonbinding advisory vote, there is no minimum requisite vote to approve the Say-on-Pay proposal.  The proposed resolution provides that the nonbinding affirmative vote of the holders of the majority of the class A and B shares of common stock, voting together as a single class, present in person or represented by proxy at the 2016 annual meeting and entitled to vote on the subject matter will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement.  Accordingly, abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.  Broker/nominee non-votes will not be counted as entitled to vote and will have no effect on this proposal.
As already disclosed, NL is the direct holder of 86.7% of the outstanding shares of our combined class A and B common stock as of the record date and has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the Say-on-Pay proposal and adoption of the resolution that approves the compensation of our named executive officers as described in this proxy statement.  If NL attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will adopt the resolution and approve the nonbinding advisory Say-on-Pay proposal.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SAY-ON-PAY PROPOSAL AS SET FORTH IN THE NONBINDING ADVISORY RESOLUTION APPROVING OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS
The board of directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in their discretion.
2015 ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 is included as part of the annual report mailed to our stockholders with this proxy statement and may also be accessed on our website at www.compx.com.
STOCKHOLDERS SHARING THE SAME ADDRESS
Stockholders who share an address and hold shares through a brokerage firm or other nominee may receive only one copy of the proxy materials.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  You should notify your brokerage firm or other nominee if:
•	you no longer wish to participate in householding and would prefer to receive separate proxy materials; or
•	you receive multiple copies of the proxy materials at your address and would like to request householding of our communications.
REQUEST COPIES OF THE 2015 ANNUAL REPORT AND THIS PROXY STATEMENT
To obtain copies of our 2015 Annual Report to Stockholders or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, corporate secretary, at CompX International Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697, or call him at 972.233.1700.
CompX International Inc.

Dallas, Texas
April 25, 2016

CompX International Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240‑2697

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 25, 2016.

The proxy statement and annual report to stockholders (including CompX's Annual Report on Form 10-K for the fiscal year ended December 31, 2015) are available at www.compx.com/annualmeeting.

Dear Stockholder:

CompX International Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares.  You can vote your shares electronically through the internet or by telephone.  This eliminates the need to return this proxy card.

Your electronic or telephonic vote authorizes the agents named on this proxy card to vote in the same manner as if you marked, signed, dated and returned this proxy card.  If you vote your shares electronically or telephonically, do not mail back this proxy card.

Your vote is important.  Thank you for voting.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CompX International Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COMPX INTERNATIONAL INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD May 25, 2016
The undersigned hereby appoints David A. Bowers, James W. Brown and A. Andrew R. Louis, and each of them, proxy for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2016 Annual Meeting of Stockholders (the "Meeting") of CompX International Inc., a Delaware corporation ("CompX"), to be held at CompX's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697 on Wednesday, May 25, 2016, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of class A and B common stock, par value $0.01 per share, of CompX standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY AUTHORIZATION MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The agents named on this proxy card, if this card is properly executed, will vote in the manner directed on this card.  If this card is properly executed but no direction is given with respect to the election of one or more nominees named on the reverse side of this card or proposal 2 (Say-on-Pay), the agents will vote "FOR" each such nominee for election and "FOR" proposal  2.  To the extent allowed by applicable law, the agents will vote in their discretion on any other matter that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
SEE REVERSE SIDE.

Electronic Voting Instructions
You can vote by Internet or telephone!
IMPORTANT ANNUAL MEETING INFORMATION
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy card, you may choose one of the two voting methods outlined below to instruct how the agents named on this proxy card should vote your shares.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxy instructions submitted by the Internet or telephone must be received by 12:01 a.m., Central Time, on May 25, 2016.

Vote by Internet •Go to www.investorvote.com/CIX •Or scan the QR code with your smartphone •Follow the steps outlined on the secure website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone.
•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Director Nominees:
		For	Withhold				For	Withhold		For	Withhold
	01 – Thomas E. Barry	☐	☐	02 – David A. Bowers			☐	☐	03 – Loretta J. Feehan	☐	☐
	04 – Elisabeth C. Fisher	☐	☐	05 – Ann Manix			☐	☐	06 – Cecil H. Moore, Jr.	☐	☐
	07 – Bobby D. O'Brien	☐	☐	08 – Mary A. Tidlund			☐	☐	09 – Steven L. Watson	☐	☐

				For	Against	Abstain
2.	Nonbinding advisory vote approving named executive officer compensation			☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof
 B   Non-Voting Items
Change of Address - Please print new address below.

C   Authorized Signatures – This section must be completed for your vote to be counted.  – Date and Sign Below
NOTE:  Please sign exactly as the name that appears on this card.  Joint owners should each sign.  When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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